EXHIBIT 17.1

                                  Roger Pawson
                                 4878 Ronson Ct.
                               San Diego, CA 92111



         February 1, 2005





United Service Attendants, Inc.
c/o Pegasus Wireless Corp.
Freemont, CA


Gentlemen:


     By this letter I appoint the following as the replacement Director and officers:

         Alex Tsao, CEO and director
         Jay Knabb, President
         Stephen Durland, CFO

     At which time I hereby resign as sole director and officer, due to the change in control of the Company. Thank you.



Sincerely,
/s/ Roger Pawson
---------------------------
Roger Pawson